Exhibit 10.2

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT OF CHARLES A. HINRICHS

This Amendment (the “Amendment” is effective as of January 1, 2008, by and between Smurfit-Stone Container Corporation (the “Company”) and Charles A. Hinrichs (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement (the “Agreement”) effective April 1, 2002,  which has previously been amended effective July 25, 2006, and the parties desire to further amend the Agreement to comply with the requirements of section 409A of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Amendment, the Company and the Executive hereby agree as follows:

1.             Section 4(e) is amended by adding at the end thereof:

The amount of expenses eligible for reimbursement during any taxable year of the Executive shall not affect the reimbursement during any other taxable year.

2.             Section 5(a) is amended by adding at the end thereof:

For purposes of this Agreement, termination of employment shall mean a “separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulation §1.409A-1(h).

3.             Section 5(d)(iii) is deleted and reserved for future use.

4.             Section 5(d)(v) is amended to read as follows:

(v)           The Company will provide the Executive with reimbursement for such outplacement services as may be selected by the Executive, not to exceed the amount of reimbursement as is customary for similarly situated executives of the Company.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive shall not affect the reimbursement, or in-kind benefits to be provided, during any other taxable year.

5.             The last two sentences of Section 5(e) are amended to read as follows:

The Executive’s termination for Good Reason must occur within two years following the initial existence of one or more of the preceding conditions, and must be preceded by written notice to the Company within 90 days of the initial existence of one or more of the preceding conditions, and the Company must have at least 30 days to cure the alleged deficiencies.  For purposes of this paragraph, “Company” shall mean the Company and, following any Change in Control, the Surviving Corporation or, if applicable, the Parent Corporation (as those terms are defined in Section 6(d)).

6.             Section 5(g) is amended to read as follows:

(g)           Timing of Payments.  All payments described above shall be made in a lump sum cash payment as soon as practicable (but in no event more than 10 days) following the Executive’s termination of employment.  If the total amount of annual bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable and the remainder shall be paid in a lump sum cash payment within 10 days of the date that annual performance results are finalized, but in no event later than March 15 of the year following the year in which Executive’s termination of employment occurs.  With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred by the Executive.

7.             Section 6(a)(v) is deleted and reserved for future use.

8.             Section 6(a)(vii) is amended to read as follows:

(vii)         The Company will provide the Executive with reimbursement for such outplacement services as may be selected by the Executive, not to exceed the amount of reimbursement as is customary for similarly situated executives of the Company.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive shall not affect the reimbursement, or in-kind benefits to be provided, during any other taxable year.

9.             Section 6(b) is amended to read as follows:

(b)           Timing of Payments.  All payments under paragraphs (a)(i), (ii) and (iv) above, and paragraph (c) below, shall be made in a lump sum cash payment as soon as practicable (but in no event more than 10 days) following the Executive’s termination of employment.  If the total amount of annual bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable and the remainder shall be paid in a lump sum cash payment within 10 days of the date that annual performance results are finalized, but in no event later than March 15 of the year following the year in which Executive’s termination of employment occurs.  With respect to any non-tax reimbursements under this Agreement, such reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred by the Executive.

10.           A new Section 6(c)(iii) is added to read as follows:

(iii)   Any tax reimbursement payment under the agreement that is subject to Section 409A of the Code shall be made by the Company to the Executive by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.  In the event the Executive’s right to a tax reimbursement payment is incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether Federal, state, local, or foreign, then payment shall be made by the Company to the Executive by the end of the Executive’s

taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

11.           A new Section 21 is added to read as follows:

21.           Compliance with Section 409A.  Notwithstanding any provision in this agreement to the contrary, the agreement shall be interpreted, construed and operated, to the extent applicable, in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance issued thereunder.  For purposes of determining whether any payment made pursuant to the agreement results in a “deferral of compensation” within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-1(b), the parties shall maximize the exemptions described in such section.  Notwithstanding anything contained in this Agreement to the contrary, if the Executive is a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date of Separation from Service (other than a Separation from Service due to death), then any payment, benefit or entitlement provided for in this Agreement that constitutes “deferred compensation” within the meaning of Section 409A and that is payable during the first six months following the date of Separation from Service shall be paid or provided to the Executive in a lump sum cash payment to be made on the earlier of (a) the Executive’s death or (b) the first business day (or within 30 days after such first business day) of the seventh calendar month immediately following the month in which the date of Separation from Service occurs.

IN WITNESS WHEREOF, the parties have executed this Agreement as of January 1, 2008.

SMURFIT-STONE CONTAINER CORPORATION

By:	/s/ Craig A. Hunt

EXECUTIVE

/s/ Charles A. Hinrichs
Charles A. Hinrichs